FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-03

_____________________________________________
Sent: Tuesday, March 25, 2014 1:03 PM
Subject: GSMS 2014-GC20 -- Price Guidance (Public)(external)

GSMS 2014-GC20 -- Price Guidance (Public)(external)
$1.028bn Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Manager: Drexel Hamilton, LLC

Class   Moody's/Fitch/KBRA    Size($mm)  WAL(yr)    C/E    Px Guidance  Target $Px
A-1    Aaa(sf)/AAAsf/AAA(sf)    62.817    2.67    30.000%    S+48a        100-00
A-2    Aaa(sf)/AAAsf/AAA(sf)    41.454    4.90    30.000%    S+56a        103-00
A-3    Aaa(sf)/AAAsf/AAA(sf)   176.814    6.80    30.000%    S+92a        103-00
A-4    Aaa(sf)/AAAsf/AAA(sf)   185.000    9.70    30.000%    ***Not Available***
A-5    Aaa(sf)/AAAsf/AAA(sf)   272.417    9.81    30.000%    S+90a        103-00
A-AB   Aaa(sf)/AAAsf/AAA(sf)    88.897    7.31    30.000%    S+78a        103-00
A-S    Aaa(sf)/AAAsf/AAA(sf)    72.398    9.90    23.875%    S+105a       103-00
B      Aa3(sf)/AA-sf/AA-(sf)    78.307    9.90    17.250%    S+145a       103-00
C       A3(sf)/A-sf/A-(sf)      50.235    9.90    13.000%    S+185a        WAC

Collateral Summary
Initial Pool Balance:                                           $1,181.999mm
Number of Mortgage Loans:                                       63
Number of Mortgaged Properties:                                 127
Average Cut-off Date Mortgage Loan Balance:                     $18.762mm
Weighted Average Mortgage Interest Rate:                        4.9879%
Weighted Average Remaining Term to Maturity (months):           110
Weighted Average Remaining Amortization Term (months):          355
Weighted Average Cut-off Date LTV Ratio:                        68.9%
Weighted Average Maturity Date LTV Ratio:                       58.9%
Weighted Average Underwritten Debt Service Coverage Ratio:      1.49x
Weighted Average Debt Yield on Underwritten NOI:                10.2%
% of Mortgage Loans with Additional Mezzanine Debt:             9.7%
% of Mortgage Loans with Other Subordinate Debt:                2.5%
% of Mortgaged Properties with Single Tenants:                  2.5%

Property Type: 25.2% Retail, 19.6% Office, 12.6% Mixed Use, 12.0% Senior Housing
               12.0% Multifamily, 7.4% Hospitality, 6.2% Self Storage, 3.3% Industrial,
                1.8% Manufactured Housing

Top 5 States:  23.3% TX, 11.8% FL, 10.6% OH, 5.4% CA, 5.0% MD

Anticipated Timing
Anticipated Pricing:          Week of Mar 24th
Anticipated Closing:          Tues, Apr 15th

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331)  for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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